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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Yingli Green Energy Holding Company Limited


We consent to the use of our report dated March 30, 2007, except as to the Note 25(e), which is as of April 26, 2007, and as to Note 25(f), which is as of May 19, 2007, with respect to the consolidated balance sheet of Yingli Green Energy Holding Company Limited and its subsidiary as of December 31, 2006, and the related consolidated statements of income, shareholder's equity and comprehensive income, and cash flows for the period from August 7, 2006 (date of inception) to December 31, 2006, and the consolidated balance sheets of Baoding Tianwei Yingli New Energy Resources Co., Ltd. and its subsidiary as of December 31, 2004 and 2005 and September 4, 2006, and the related consolidated statements of income, owners' equity, and cash flows for the years ended December 31, 2004 and 2005, and for the period from January 1, 2006 through September 4, 2006, included herein and to the reference to our firm under the heading "Experts" in the prospectus.



/s/KPMG
Hong Kong, China

May 22, 2007